InnerWorkings Announces Preliminary Fourth Quarter and Full Year 2013 Results and 2014 Guidance

Announces record revenue and adjusted operating cash flow in the fourth quarter and full year; forecasts 8 to 12 percent revenue growth in 2014

CHICAGO – February 18, 2014 – InnerWorkings, Inc. (NASDAQ: INWK), a leading global marketing supply chain company, today reported preliminary results for the fourth quarter and fiscal year ended December 31, 2013.

Quarterly Highlights:

•	Record revenue of $245.6 million, an increase of 22% compared to $201.9 million in the fourth quarter of 2012. Organic revenue growth totaled $28 million, representing 14% growth over the prior year period. Please refer to the revenue growth table below for more information.

•	Record non-GAAP adjusted operating cash flow generated from operations of $27.2 million, an increase of 24% compared to $22.0 million in the fourth quarter of 2012. Please refer to the non-GAAP reconciliation table below for more information.

•	Non-GAAP adjusted EBITDA of $6.2 million, compared to $6.3 million in the year-earlier period. Please refer to the non-GAAP reconciliation table below for more information.

•	Non-GAAP diluted earnings per share of ($.02), compared to ($.01) in the fourth quarter of 2012. Please refer to the non-GAAP reconciliation table below for more information.

Fiscal Year Highlights:

•	Record revenue of $893.4 million, an increase of 13% compared to $789.6 million in 2012. Organic revenue growth was $72 million, representing 9% growth over the prior year. Please refer to the revenue growth table below for more information.

•	Record non-GAAP adjusted operating cash flow generated from operations of $39.0 million, an increase of 88% compared to $20.8 million in 2012. Please refer to the non-GAAP reconciliation table below for more information.

•	Non-GAAP adjusted EBITDA of $25.8 million, compared to $37.4 million in 2012, due primarily to the spending reduction by a large retail customer announced in April 2013, as well as the underperformance of the Inside Sales business. Please refer to the non-GAAP reconciliation table below for more information.

•	Non-GAAP diluted earnings per share of $.07, compared to $0.24 in 2012. Please refer to the non-GAAP reconciliation table below for more information.

“Despite a number of unexpected challenges in 2013, our team was able to drive double-digit top-line growth,” said Eric D. Belcher, Chief Executive Officer of InnerWorkings. “With our focus on our growing core enterprise business, we expect to generate stronger bottom line results and shareholder value in 2014 and beyond.”

8-K Filing Relating to Financial Restatements:

In connection with the previously disclosed potential disputes between the Company and the former owner of Productions Graphics, the Company initiated a review of the former owner’s conduct relating to certain transactions impacting earn-out payments under the acquisition agreement. Based on the results of the review, the Company concluded that the former owner of Productions Graphics artificially inflated results to meet earn-out targets and induce the Company to make earn-out payments relating to the Productions Graphics acquisition. As a result, the Company filed an 8-K today summarizing estimated adjustments to be made to its prior financial statements, which the Company intends to restate in its upcoming 10-K filing. The estimated aggregate net impact on a GAAP basis of these changes across all affected periods is a net decrease in pre-tax net income of $1.6 million. The net impact on a GAAP basis includes a decrease in pre-tax net income of $0.4 million in 2011; an increase in pre-tax net income of $17.7 million in 2012; and a decrease in pre-tax net income of $18.9 million for the nine months ended September 30, 2013. All financial results included in this release reflect the estimated adjustments included in the 8-K, which are subject to change based on further analysis and review. Please see the 8-K filing for additional information.

Additional Financial and Operational Highlights:

Additional 2013 financial and recent operational highlights include the following:

•	77% of the Company’s revenue was generated from enterprise sales, with the remaining 23% derived from middle market sales, compared to a 76% / 24% mix in 2012.

•	The Company significantly broadened its relationship with Unilever by signing an agreement to expand services across all branded marketing efforts, including print and point-of-sale experiences.

“We have proactively addressed the areas that impacted our 2013 results,” said Joseph M. Busky, Chief Financial Officer. “Our enterprise business remains firmly intact, as evidenced by the strong revenue growth in the fourth quarter. We look forward to continued growth and increased profitability in 2014.”

Revenue Growth - Comparing 2013 to 2012
	Q4 $(MM) Change	Q4 % Change	FY'13 (MM) Change	FY'13 % Change
Organic New Enterprise Growth	$20	10%	$77	10%
Organic Middle Market Growth	($4)	(2%)	($2)	0%
Same Customer Spend	$12	6%	($3)	0%
Loss of Spend from Large Customer [1]	($10)	(5%)	($34)	(4%)
Acquisitive Growth	$26	13%	$66	8%
Total Revenue Growth	$44	22%	$104	13%
Total Organic Revenue Growth [2]	$28	14%	$72	9%

1 Includes loss of spending from large retail customer previously announced in April 2013.

2 Excludes Acquisitive Growth & Loss of Spend from Large Customer.

Outlook

The Company anticipates 2014 annual revenue of $965 million to $1 billion, which reflects 8 to 12 percent growth. Non-GAAP diluted earnings per share, which exclude contingent liability impacts, are expected to be $0.23 to $0.27 in 2014, compared to $.07 in 2013.

Conference Call

A conference call will be broadcast live on Tuesday, February 18, 2014 at 4:30 p.m. Central Time (5:30 p.m. Eastern Time). The live webcast discussion, which will include a Q&A session, will be hosted by Eric D. Belcher, Chief Executive Officer, and Joseph M. Busky, Chief Financial Officer.

To access the conference call by telephone, interested parties may dial (877) 771-7024.

Interested parties are also invited to listen to the live webcast by visiting the “Events & Presentations” section of InnerWorkings’ website at investor.inwk.com/events.cfm.

Non-GAAP Financial Measures

This press release includes the following financial measures defined as "non-GAAP financial measures" by the Securities and Exchange Commission: Non-GAAP Adjusted EBITDA, Non-GAAP Adjusted Operating Cash Flow and Non-GAAP diluted earnings per share. We believe that Non-GAAP Adjusted EBITDA, Non GAAP Adjusted Operating Cash Flow and Non-GAAP diluted earnings per share provide useful information to investors because they provide information about the estimated financial performance of the Company's ongoing business. Non-GAAP Adjusted EBITDA, Non-GAAP Adjusted Operating Cash Flow and Non-GAAP diluted earnings per share are used by management in its financial and operational decision-making and evaluation of overall operating performance. Non-GAAP Adjusted EBITDA, Non-GAAP Adjusted Operating Cash Flow and Non-GAAP diluted earnings per share may be different from similar measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles. For a reconciliation of these non-GAAP financial measures to the nearest comparable GAAP measures, see "Reconciliation of Non-GAAP Adjusted EBITDA, Non-GAAP Adjusted Operating Cash Flow and Non-GAAP diluted earnings per share” included in this release.

Forward-Looking Statements

This release contains statements relating to future results. These statements are forward- looking statements under the federal securities laws. We can give no assurance that any future results discussed in these statements will be achieved. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. These statements are subject to a variety of risks and uncertainties that could cause our actual results to differ materially from the statements contained in this release. For a discussion of important factors that could affect our actual results, please refer to our SEC filings, including the "Risk Factors" section of our most recently filed Form 10-K.

About InnerWorkings

InnerWorkings, Inc. (NASDAQ: INWK) is a leading global marketing supply chain company servicing corporate clients across a wide range of industries. With proprietary technology, an extensive supplier network and deep domain expertise, the Company procures, manages and delivers printed materials and promotional products as part of a comprehensive outsourced enterprise solution. InnerWorkings is based in Chicago, IL, employs approximately 1,500 individuals, and maintains 67 global offices in 30 countries. Among the many industries InnerWorkings services are: retail, financial services, hospitality, non-profits, healthcare, food & beverage, broadcasting & cable, education, transportation and utilities. For more information, visit: www.inwk.com.

Contact:

InnerWorkings, Inc.

Brad Moore

312-277-1510

bmoore@inwk.com

Consolidated Statements of Income

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2013	2012	2013
Revenue	$201,852,083	$245,599,528	$789,565,872	$893,421,067
Cost of goods sold	158,683,629	191,150,497	611,992,663	691,684,285
Gross profit	43,168,454	54,449,031	177,573,209	201,736,782
Operating expenses:
Selling, general and administrative expenses	39,842,949	49,969,019	145,775,957	183,695,203
Depreciation and amortization	2,713,120	4,669,365	10,790,452	13,663,859
Change in fair value of contingent consideration	(28,486,250)	(838,547)	(27,688,774)	(31,506,109)
Preference claim settlement charge	1,099,386	-	1,099,386	-
VAT settlement charge	1,485,088	-	1,485,088	-
Goodwill impairment charge	-	-	-	37,908,000
Restructuring and asset write down charges	-	-	-	4,321,862
Income (loss) from operations	26,514,161	649,194	46,111,100	(6,346,033)
Total other expense	(159,936)	(1,095,006)	(1,081,138)	(3,235,749)
Income (loss) before income taxes	26,354,225	(445,812)	45,029,962	(9,581,782)
Income tax expense	17,652	(435,814)	6,398,310	(304,592)
Net income (loss)	$26,336,573	$(9,998)	$38,631,652	$(9,277,190)

Basic earnings (loss) per share	$0.53	$-	$0.79	$(0.18)
Diluted earnings (loss) per share	$0.51	$-	$0.75	$(0.18)

Weighted average shares outstanding, basic	50,012,513	51,264,934	48,811,218	50,875,131
Weighted average shares outstanding, diluted	51,612,009	52,125,182	51,240,076	52,186,994

Consolidated Balance Sheets

	December 31,
	2012	2013

Cash and cash equivalents	$17,218,899	$18,755,841
Accounts receivable, net of allowance for doubtful accounts	142,059,473	174,878,823
Unbilled revenue	30,798,230	25,798,546
Inventories	18,362,282	26,123,000
Prepaid expenses	15,947,013	12,334,943
Other current assets	22,600,945	25,351,884
Total long-term assets	268,706,648	332,938,721
Total assets	$515,693,490	$616,181,758

Accounts payable-trade	$122,087,470	$166,799,798
Other current liabilities	32,834,796	49,648,225
Revolving credit facility	65,000,000	69,000,000
Other long-term liabilities	53,112,550	86,129,585
Total stockholders' equity	242,658,674	244,604,150
Total liabilities and stockholders' equity	$515,693,490	$616,181,758

Cash Flow Data

	Twelve Months Ended December 31,
	2012	2013
Net cash provided by operating activities	$9,411,735	$37,520,747
Net cash used in investing activities	(14,706,533)	(31,526,947)
Net cash provided by (used in) financing activities	9,583,488	(4,647,458)
Effect of exchange rate changes on cash and cash equivalents	(289,176)	190,600
Increase in cash and cash equivalents	3,999,514	1,536,942
Cash and cash equivalents, beginning of period	13,219,385	17,218,899
Cash and cash equivalents, end of period	$17,218,899	$18,755,841

Reconciliation of Adjusted EBITDA, Adjusted Operating Cash Flows and Adjusted Diluted EPS

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2013	2012	2013

Operating income (loss)	$26,514,161	$649,194	$46,111,100	$(6,346,033)
Depreciation and amortization	2,713,120	4,669,365	10,790,452	13,663,859
Stock-based compensation expense	3,021,797	1,696,843	6,192,870	4,733,031
Change in fair value of contingent consideration	(28,486,250)	(838,547)	(27,688,774)	(31,506,109)
Preference claim settlement charge	1,099,386	-	1,099,386	-
VAT settlement charge	1,485,088	-	1,485,088	-
Payments to former owner of Productions Graphics, net of cash recovered	-	-	(598,345)	2,068,799
Goodwill impairment charge	-	-	-	37,908,000
Restructuring and asset write down charges	-	-	-	4,321,862
Legal fees in connection with patent infringement defense	-	-	-	961,295
Adjusted EBITDA	$6,347,302	$6,176,855	$37,391,777	$25,804,704

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2013	2012	2013

Net cash provided by operating activities	$23,636,924	$28,056,897	$9,411,735	$37,520,747
Excess tax benefit from exercise of stock awards *	(1,685,306)	(850,502)	6,666,884	(2,618,779)
Cash paid for settlement of preference claim	-	-	-	900,000
Prepayment (refund) of VAT assessment in United Kingdom**	-	-	3,604,866	(2,166,664)
Cash payment to former owner of Productions Graphics	-	-	1,124,705	5,395,019
Adjusted net cash provided by operating activities	$21,951,618	$27,206,395	$20,808,190	$39,030,323

* Represents a U.S. tax deduction in an amount equal to the excess of the market price of the stock on the date of exercise over exercise price.

** Represents a payment made to Her Majesty's Revenue and Customers for VAT assessments in the U.K. and the refund of the prepayment less the final assessment.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2013	2012	2013
Net income (loss)	$26,336,573	$(9,998)	$38,631,652	$(9,277,190)
Change in fair value of contingent consideration, net of tax	(28,468,621)	(786,419)	(27,718,771)	(29,833,060)
Preference claim settlement charge, net of tax	668,449	-	668,449	-
VAT settlement charge, net of tax	1,121,241	-	1,121,241	-
Payments to former owner of Productions Graphics, net of cash recovered, net of tax	-	-	(448,759)	1,551,599
Goodwill impairment charge	-	-	-	37,908,000
Restructuring and asset write down charges, net of tax	-	-	-	2,614,726
Legal fees in connection with patent infringement defense, net of tax	-	-	-	625,033
Adjusted net income (loss)	$(342,358)	$(796,417)	$12,253,812	$3,589,108

Weighted average shares outstanding, diluted	51,612,009	52,125,182	51,240,076	52,186,994

Adjusted Diluted EPS	$(0.01)	$(0.02)	$0.24	$0.07